Pursuant to Rule 424(b)(3)
Registration No. 333-74100

PROSPECTUS SUPPLEMENT DATED MAY 6, 2002 TO PROSPECTUS DATED JANUARY 17, 2002

CRAY INC.

Common Stock

     We issued to the holders of our 5% convertible subordinated debentures an aggregate of 96,142 shares of our common stock in lieu of cash in payment of interest on the 5% convertible subordinated debentures due April 30, 2002, as follows:

Holder	Shares Issued

Riverview Group, LLC	52,065
Omicron Partners, LP	20,826
Laterman & Co.	5,205
Forevergreen Partners	5,205
Clarion Capital Corporation	9,878
The Morton A. Cohen Revocable Living Trust	2,963